UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 25, 2016

Avis Budget Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2016, Avis Budget Group, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with SRS Investment Management LLC and certain of its affiliates (collectively, “SRS”) regarding the membership and composition of the Company’s board of directors (the “Board”) and related matters.

Pursuant to the Agreement, the Company will increase the size of the Board to twelve directors and appoint Brian Choi, an SRS investment professional, to the Board no later than two business days following the execution and delivery of the Agreement. The Company has also agreed to increase the size of its Board by one additional director and appoint a reasonably acceptable independent director recommended by SRS (the “Subsequent New Director” and, together with Mr. Choi, the “New Directors”). The Company will include the previously appointed New Directors in its slate of nominees for election as directors at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”). Mr. Choi will be appointed to the Compensation Committee of the Board.

SRS has agreed to abide by certain standstill provisions during a standstill period ending 30 days prior to the deadline for the submission of stockholder nominations of director candidates at the Company’s 2017 annual meeting of stockholders. Pursuant to the Agreement, SRS has agreed to vote its shares of the Company’s common stock in favor of the Company’s nominees and other proposals at the 2016 Annual Meeting, subject to certain limited exceptions.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01 Regulation FD.

On January 25, 2016, the Company issued a press release announcing the Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of January 25, 2016, by and among Avis Budget Group, Inc. and SRS.

99.1	Press Release, dated January 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.

By:	/s/ Jean M. Sera
Name:	Jean M. Sera
Title:	Senior Vice President & Corporate Secretary

Date: January 25, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of January 25, 2016, by and among Avis Budget Group, Inc. and SRS.

99.1	Press Release, dated January 25, 2016.